Exhibit 28(h) (3)

Amendment No. 1 to Transfer Agency and Services Agreement

This Amendment dated as of June 20, 2011, (this “Amendment”) is to the Transfer Agency and Service Agreement dated July 21, 2010 (the “Agreement”) by and between GLG Investment Series Trust (the “Trust”) and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Effective as of the first date a new share class is offered, Appendix A to the Agreement is replaced in its entirety with the new Schedule A attached hereto and incorporated by reference herein.

2. Effective as of the first date a new share class is offered, the first paragraph of the Fee Schedule to the Agreement is replaced in its entirety with the attached hereto and incorporated by reference herein.

3. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

GLG INVESTMENT SERIES TRUST	ALPS FUND SERVICES, INC.

By: /s/ Orly Lax	By: /s/ Jeremy O. May
Name: Orly Lax	Name: Jeremy O. May
Title: Secretary	Title: President

APPENDIX A

LIST OF PORTFOLIOS

Name of Portfolio	Class
GLG International Small Cap Fund	Class I
Class C

FEE SCHEDULE

COMPENSATION

1. Transfer Agency Services (Appendix B)

Annual Fee: $50,000 annual base fee per Portfolio

                    $2,000 fee per additional share class

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

Annual Open Account Fee:

Open Accounts	Fees Per Account
0 – 50,000	$9
Greater than 50,000	$9

Annual Inactive Account Fee:

$0 per inactive account (an inactive account is an account with a zero balance that has had activity in the last eighteen months)

Annual Closed Account Fee:

$0 per closed account (a closed account is an account with a zero balance that has not had activity in the last eighteen months)